Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN

OF REORGANIZATION

BY AND BETWEEN

BANCORPSOUTH, INC.

AND

BANCORPSOUTH BANK

DATED AS OF AUGUST 15, 2017

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AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

This AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of August 15, 2017, by and between BancorpSouth, Inc. (the “Company”), a Mississippi corporation, and BancorpSouth Bank (the “Bank”), a Mississippi-chartered bank and wholly-owned subsidiary of the Company. The Company or the Bank may be referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, the Parties entered into that certain Agreement and Plan of Reorganization, dated as of July 26, 2017 (the “Original Agreement”), which sets forth, among other things, the terms and conditions pursuant to which the Company will merge with and into the Bank, all as more specifically provided herein; and

WHEREAS, the Parties desire to enter into this Agreement to amend and restate certain of the terms and conditions of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 Merger. At the Effective Time (as defined herein), the Company shall be merged with and into the Bank (the “Merger”). The Bank shall be the surviving entity resulting from the Merger (which, as the surviving entity, is hereinafter referred to as the “Surviving Entity” whenever reference is made to it at or after the Effective Time), and shall continue to be a Mississippi-state chartered bank. As a result of the Merger, the separate existence of the Company shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of the Company shall be vested in and assumed by the Surviving Entity. The Merger shall have all other effects set forth in the applicable provisions of the Mississippi Business Corporation Act (the “MBCA”) and the Mississippi Code of 1972 (the “Code”).

1.2 Effective Time. The Merger shall be effected by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Mississippi, in accordance with the MBCA, and with the Mississippi Department of Banking and Consumer Finance (the “Department”), in accordance with the Code. The “Effective Time” means the date and time at which the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Mississippi and the Department, or as otherwise stated in the Certificate of Merger, in accordance with the MBCA and the Code.

1.3 Time and Place of Closing. Unless otherwise mutually agreed in writing by the Parties hereto, the closing for the Merger (the “Closing”) shall take place at the offices of the Bank, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804, at 5:00 p.m., Central time, on a date to be mutually agreed upon by the Parties hereto, which shall be no later than the sixth (6th) business day following the satisfaction or waiver in accordance with this Agreement of all conditions set forth in ARTICLE IV. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

1.4 Organizational Documents of Surviving Entity. At the Effective Time and until thereafter amended as provided therein and in accordance with applicable law, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Bank as in effect immediately prior to the Effective Time shall be the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Surviving Entity.

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1.5 Directors and Officers. At the Effective Time and until thereafter changed in accordance with the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Surviving Entity, the directors of the Surviving Entity shall be the directors of the Bank immediately prior to the Effective Time, and the officers of the Surviving Entity shall be the officers of the Bank serving in such positions immediately prior to the Effective Time.

ARTICLE II

CONVERSION OF SHARES

2.1 Conversion of Shares.

(a) At the Effective Time, and without any action on the part of the Company, the Bank, the Surviving Entity or the holders of any of the shares of common stock of the Company, par value $2.50 per share (“Company Stock”), each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one validly issued, fully paid, and nonassessable share of common stock of the Bank, par value $2.50 per share (“Surviving Entity Stock”). Any fraction of a share of Company Stock shall be converted into the right to receive the same fraction of a share of Surviving Entity Stock.

(b) Each share of Bank Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and cease to exist, and no consideration shall be delivered in exchange therefor.

(c) From and after the Effective Time, the holders of certificates which represent shares of Company Stock prior to the Effective Time shall be entitled to receive new certificates evidencing an equivalent number of shares of Surviving Entity Stock or an equivalent number of shares of Surviving Entity Stock in book-entry form by complying with such reasonable and customary procedures as may be established by the Surviving Entity and/or its transfer agent to effectuate the intent and purposes of this Section 2.1(c).

2.2 Other Rights to Company Stock and Employee Benefit Plans. Upon and by reason of the Merger becoming effective:

(a) All Equity Awards (as defined below) to acquire Company Stock that have been granted by the Company pursuant any of the Company Equity Incentive Plans (as defined below) shall be assumed by the Surviving Entity with the same terms and conditions and for the same number of shares of Surviving Entity Stock, with appropriate adjustments to reflect the Merger with respect to: (i) the class and number of shares of Surviving Entity Stock subject to replacement awards; and (ii) the class and number of shares and the price per share of the Surviving Entity Stock subject to options that are assumed by the Surviving Entity. Such adjustments shall be made in a manner that satisfies the requirements of an assumption described in Treas. Reg. § 1.424-1 and Treas. Reg. § 1.409A-1(b)(5)(v)(D).

(b) The Surviving Entity shall assume and continue the Company Equity Incentive Plans in a manner that shall provide for a sufficient number of shares of Surviving Entity Stock to: (i) provide for the issuance of Surviving Entity Stock under the awards that are described in paragraph (a) above to replace the Equity Awards; and (ii) provide a balance of shares of Surviving Entity Stock that are available for future awards that is equivalent to the number of shares that are available for awards under the Company Equity Incentive Plans at the Effective Time.

(c) The Surviving Entity shall assume and continue the Company Performance Incentive Plan (as defined below) in order to provide awards that are described therein, including performance-based incentive

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awards that are similar to the Non-Equity Awards (as defined below). The Surviving Entity shall assume all terms and obligations of the Company under the outstanding Non-Equity Awards to participants in the Company Performance Incentive Plan.

(d) The Surviving Entity shall assume and continue all terms and obligations of the Company under the Equity Award agreements entered into between the Company and each participant in the Company Equity Incentive Plans. Such Equity Award agreements shall apply to awards that are assumed by the Surviving Entity in the Merger under this Section 2.2 under the Company Equity Incentive Plans. With respect to shares of Company Stock that have been issued under the Company Equity Incentive Plans that are subject to restrictions as set forth on the applicable Equity Award agreements, such shares shall be deemed to be shares of Surviving Entity Stock that are subject to the same terms, conditions and restrictions. Outstanding certificates or other evidence of ownership representing shares of the Company Stock awarded with such restrictions under the Company Equity Incentive Plans shall thereafter represent shares of Surviving Entity Stock with such terms, conditions and restrictions as originally awarded by the Company.

(e) The Surviving Entity shall assume and continue all employee benefit plans and arrangements of the Company, including but not limited to the Company’s tax-qualified and non-qualified retirement plans, health and welfare benefit plans, fringe benefit programs, deferred compensation arrangements, separation and retirement agreements, and change in control agreements.

(f) From time to time, as and when required by the provisions of any agreement to which Surviving Entity or Company shall become a party after the date hereof providing for the issuance of shares of common stock or other equity securities of Surviving Entity or Company in connection with a merger into Surviving Entity or any other banking institution or other corporation, Surviving Entity shall issue in accordance with the terms of any such agreement shares of Surviving Entity Stock or other equity securities as required by such agreement or in substitution for the shares of Company Stock or other equity securities of Company required to be issued by such agreement, as the case may be, which the shareholders of any other such banking institution or other corporation shall be entitled to receive by virtue of any such agreement.

(g) For purposes of this Section 2.2, the terms “Company Equity Incentive Plans,” “Company Performance Incentive Plan” “Equity Awards,” and “Non-equity Awards” shall have the meanings provided below:

(i) “Company Equity Incentive Plans” means all equity incentive compensation plans of the Company and any of its predecessors that provide for the acquisition of Company Stock and are effective at the Effective Time, including the BancorpSouth, Inc. Long-Term Equity Incentive Plan and the BancorpSouth, Inc. 1995 Non-Qualified Stock Option Plan for Non-Employee Directors.

(ii) “Company Performance Incentive Plan” means the BancorpSouth, Inc. Executive Performance Incentive Plan.

(iii) “Equity Awards” means all equity incentive awards (including but not limited to restricted stock, performance share awards and stock options) issued under the Equity Incentive Plans by the Company that are outstanding at the Effective Time.

(iv) “Non-Equity Awards” means performance based incentive awards issued under the Company Performance Incentive Plan and payable in cash.

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ARTICLE III

REGULATORY AND OTHER MATTERS

3.1 Meeting of Company Shareholders. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”), which may be an annual or special meeting, for the purpose of considering and voting upon approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (“Company Shareholder Approval”), and for such other purposes as may be, in the Company’s reasonable judgment, necessary or desirable. Through its Board of Directors, the Company shall recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and shall use its commercially reasonable efforts to obtain such Company Shareholder Approval.

3.2 Proxy Statement/Offering Circular. For the purpose of holding the Company Shareholders Meeting, the Company shall draft and prepare, and the Bank shall cooperate in the preparation of, a proxy statement. For the purpose of offering Surviving Entity Stock to Company shareholders, the Bank shall draft and prepare, and the Company shall cooperate in the preparation of, an offering circular.

3.3 Regulatory Approvals. The Company and the Bank shall cooperate fully and use all reasonable efforts to promptly prepare and submit all necessary applications, filings, registrations, notices and certificates to procure any other consents, approvals or authorizations of any governmental entity, including the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (the “FDIC”) and the Department, that are required to be made or obtained in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger (collectively, the “Regulatory Approvals”).

3.4 Registration of Bank Stock. As soon as practicable after the execution of this Agreement, the Bank shall prepare and file with the FDIC a registration statement or such other filing as required by the FDIC (the “Registration Statement”) to register the Surviving Entity Stock under the Securities Exchange Act of 1934, and will use its commercially reasonable efforts to cause the Registration Statement to become effective.

3.5 Listing of Bank Stock. As soon as practicable after the execution of this Agreement, the Bank shall prepare and submit all applications, filings, registrations, notices and certificates that are necessary or appropriate to list the Surviving Entity Stock on the New York Stock Exchange.

3.6 Tax Treatment. The Parties hereto acknowledge that the Merger is intended to constitute a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code, and shall file all tax returns consistent with such treatment. Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, for such treatment.

ARTICLE IV

CONDITIONS OF MERGER

4.1 Conditions Precedent. The obligations of the Parties to this Agreement to consummate the Merger and the transactions contemplated hereby shall be subject to fulfillment or waiver by the Parties hereto at or prior to the Effective Time of each of the following conditions:

(a) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby;

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(b) This Agreement and the transactions contemplated hereby shall have received the Company Shareholder Approval.

(c) All Regulatory Approvals required to consummate the Merger in the manner contemplated herein shall have been obtained and shall remain in full force and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d) All third-party consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any material note, bond, mortgage, deed of trust, security interest, indenture, law, regulation, lease, license, contract, agreement, plan, instrument or obligation to which Company or any subsidiary or affiliate of Company is a party, or by which Company or any subsidiary or affiliate of Company, or any property of Company or any subsidiary or affiliate of Company, may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by Company or its subsidiary or affiliate, as the case may be. The Registration Statement covering the shares of Surviving Entity Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been, if required, approved by the FDIC, and no proceeding by the FDIC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved.

(e) The shares of Surviving Entity Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange.

ARTICLE V

TERMINATION, AMENDMENT AND WAIVER

5.1 Termination. This Agreement may be terminated at any time prior to the completion of the filing of the Certificate of Merger with the Secretary of State of the State of Mississippi or the Department by appropriate resolution of the Board of Directors of either the Company or the Bank for any reason which the Parties hereto deem appropriate.

5.2 Amendment and Waiver. Subject to applicable law, at any time prior to the Effective Time (whether before or after receipt of Company Shareholder Approval), the Parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, or (b) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement which (i) changes the amount or kind of shares the Company shareholders shall receive under this Agreement, or (ii) changes any of the other terms or conditions of this Agreement if the change would adversely affect such shareholders in any material respect. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

5.3 Other Obligations. Company and Bank agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing prior to the Effective Time in favor of current or former directors or officers of Company as provided in Company’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, under law or by any existing indemnification agreements or arrangements of Company shall survive the Merger and become the obligations of the Surviving Entity.

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ARTICLE VI

MISCELLANEOUS

6.1 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties hereto with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral.

6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.3 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties hereto shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

6.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Mississippi.

6.5 Headings; Articles and Sections. The descriptive headings contained in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

6.6 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties hereto acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first set forth above.

BANCORPSOUTH, INC.

By:	/s/ James D. Rollins III
Name: James D. Rollins III
Title: Chairman and Chief Executive Officer

BANCORPSOUTH BANK

By:	/s/ James D. Rollins III
Name: James D. Rollins III
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]